Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

XORTX THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value	457(c)	810,810	1.355	$1,098,647.55	0.0001531	$168.20
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$1,098,647.55		$168.20
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$168.20

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $50,000,000.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high ($1.41) and low ($1.30) prices of the registrant’s Common Shares as reported on the Nasdaq Stock Market LLC on November 12, 2024.
(3)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.